Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCULAR THERAPEUTIX, INC.

Pursuant to Section 242 and 245

of the General Corporation Law of

the State of Delaware

Ocular Therapeutix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Ocular Therapeutix, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 12, 2006 under the name I-Therapeutix, Inc., and that the Corporation filed its Amended and Restated Certificate of Incorporation on January 25, 2008, a Second Amended and Restated Certificate of Incorporation on June 19, 2009, an amendment to the Second Amended and Restated Certificate of Incorporation on September 21, 2009, a Third Amended and Restated Certificate of Incorporation on December 21, 2010, a Fourth Amended and Restated Certificate of Incorporation on February 1, 2011, and a Fifth Amended and Restated Certificate of Incorporation on November 26, 2012.

2. That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST. The name of the Corporation is Ocular Therapeutix, Inc. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is: (i) 45,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 33,979,025 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.

B. PREFERRED STOCK

1,172,836 shares of the authorized Preferred Stock are hereby designated “Series A Preferred Stock”, 3,306,189 shares of the authorized Preferred Stock are hereby designated “Series B Preferred Stock”, 10,500,000 shares of the authorized Preferred Stock are hereby designated “Series C Preferred Stock”, 16,000,000 shares of the authorized Preferred Stock are hereby designated “Series D Preferred Stock” and 3,000,000 shares of the authorized Preferred Stock are hereby designated “Series D-1 Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock are collectively referred to as the “Preferred Stock.” Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Series D-1 Preferred Stock. Holders of Series D-1 Preferred Stock, in preference and prior to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on any other capital stock of this

Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Series D-1 Original Issue Price (as defined below) per calendar year on each outstanding share of Series D-1 Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.2 Series D Preferred Stock. After payment of dividends required by Section 1.1, holders of Series D Preferred Stock, in preference and prior to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on any other capital stock of this Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Series D Original Issue Price (as defined below) per calendar year on each outstanding share of Series D Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.3 Series C Preferred Stock. After payment of dividends required by Sections 1.1 and 1.2, holders of Series C Preferred Stock, in preference and prior to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on any other capital stock of this Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per calendar year on each outstanding share of Series C Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.4 Series B Preferred Stock. After payment of dividends required by Sections 1.1, 1.2 and 1.3, holders of Series B Preferred Stock in preference and prior to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on any other capital stock of this Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Series B Original Issue Price (as defined below) per calendar year on each outstanding share of Series B Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.5 Series A Preferred Stock. After payment of dividends required by Sections 1.1, 1.2, 1.3 and 1.4, holders of Series A Preferred Stock in preference and prior to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on any other capital stock of this Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) per calendar year on each outstanding share of Series A Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

1.6 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) during any calendar year of this Corporation until dividends in the amounts set forth in Sections 1.1, 1.2, 1.3, 1.4 and 1.5 have been paid to or declared and set apart upon all outstanding shares of Preferred Stock, during that calendar year. In addition, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock as the case may be as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below), Series B Original Issue Price (as defined below), Series C Original Issue Price (as defined below), Series D Original Issue Price (as defined below), or Series D-1 Original Issue Price (as defined below), as the case may be; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be, pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend payable on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $1.842 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $2.05 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $2.46 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series D-1 Original Issue Price” shall mean $3.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D-1 Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock.

2.1.1 Preferred Payments to Holders of Series D-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) 75% of the Series D-1 Original Issue Price, plus 100% of any dividends declared but unpaid thereon, or (ii) 75% of such amount per share as would have been payable had each share of Series D-1 Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (i) above (assuming for purpose of such determination that all shares of Series D-1 Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable pursuant to this sentence is hereinafter referred to as the “Primary Series D-1 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series D-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of the Series D-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2 Payments to Holders of Series D-1 Preferred Stock and Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payments set forth in Section 2.1.1 shall have been made in full to the holders of the Series D-1 Preferred Stock, the holders of shares of Series D-1 Preferred Stock then outstanding and Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on a pari passu basis in accordance with this Section 2.1.2 before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share calculated as follows: (i) with respect to holders of Series D-1 Preferred Stock, an amount equal to the greater of (w) 25% of the Series D-1 Original Issue Price, or (x) 25% of such amount per share as would have been payable had each share of Series D-1 Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (i)(w) above (assuming for purpose of such determination that all shares of Series D-1 Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable to the holders of Series D-1 Preferred Stock pursuant to this Section 2.1.2 is hereinafter referred to as the “Secondary Series D-1 Liquidation Amount”) and (ii) with respect to the holders of Series D Preferred Stock, an amount equal to the greater of (y) the Series D Original Issue Price plus any dividends declared but unpaid thereon, or (z) such amount per share as would have been payable to each share of Series D Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (ii)(y) above (assuming for purpose of such determination that all shares of Series D Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable to the holders of Series D Preferred Stock pursuant to this Section 2.1.1 is hereinafter referred to as the “Series D Liquidation Amount”, and together with the Secondary Series D-1 Liquidation Amount, the “Series D Cumulative Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, after payment to the holders of Series D-1 Preferred Stock of the full Primary Series D-1 Liquidation Amount, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D-1 Preferred Stock and Series D Preferred Stock the full Series D Cumulative Liquidation Amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series D-1 Preferred Stock and Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series D-1 Preferred Stock and Series D Preferred Stock held by them upon such distribution of the Series D Cumulative Liquidation Amount if all amounts payable on or with respect to such shares were paid in full.

2.1.3 Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payments set forth in Section 2.1.1 and 2.1.2 shall have been made in full to the holders of the Series D-1 Preferred Stock and the Series D Preferred Stock, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series C Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of Series C Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (i) above (assuming for purpose of such determination that all shares of Series C Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, after payment to the holders of Series D-1 Preferred Stock of the full Primary Series D-1 Liquidation Amount and to the holders of Series D-1 Preferred Stock and Series D Preferred Stock of the full Series D Cumulative Liquidation Amount, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.4 Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payments set forth in Sections 2.1.1, 2.1.2, and 2.1.3 shall have been made in full to the holders of the Series D-1 Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue

Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of Series B Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (i) above (assuming for purpose of such determination that all shares of Series B Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, after payment to the holders of Series D-1 Preferred Stock of the full Primary Series D-1 Liquidation Amount, to the holders of Series D-1 Preferred Stock and Series D Preferred Stock of the full Series D Cumulative Liquidation Amount, and to the holders of Series C Preferred Stock of the full Series C Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.5 Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payments set forth in Sections 2.1.1, 2.1.2, 2.1.3 or 2.1.4 shall have been made in full to the holders of the Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of Series A Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (i) above (assuming for purpose of such determination that all shares of Series A Preferred Stock were issued on the date that the first share of such series was issued) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amounts payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, after payment to the holders of Series D-1 Preferred Stock of the full Primary Series D-1 Liquidation Amount, to the holders of Series D-1 Preferred Stock and Series D Preferred Stock of the full Series D Cumulative Liquidation Amount, payment to the holders of Series C Preferred Stock of the full Series C Liquidation Amount and payment to the holders of Series B Preferred Stock of the full Series B Liquidation Amount, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock elect otherwise by written notice sent to the Corporation prior to the effective date of any such event:

(a) a merger or consolidation in which:

(i)	the Corporation is a constituent party; or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) above unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 above.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors) (the “Net Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, in the case of the Series A Preferred Stock, the Series B Liquidation Amount, in the case of the Series B Preferred Stock, the Series C Liquidation Amount, in the case of the Series C Preferred Stock, the Series D Cumulative Liquidation Amount, in the case of the Series D and Series D-1 Preferred Stock, and the Primary Series D-1 Liquidation Amount, in the case of the Series D-1 Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem first a pro rata portion of each holder’s shares of Series D-1 Preferred Stock sufficient to return the Primary Series D-1 Liquidation Amount, to the fullest extent of such Net Proceeds or such legally available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares of Series D-1 Preferred Stock to be redeemed if the Net Proceeds and legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D-1 Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; second, a pro rata portion of each holder’s shares of Series D-1 Preferred Stock and Series D Preferred Stock, to the fullest extent of the remaining amount of such Net Proceeds or such legally available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares of Series D-1 Preferred Stock and Series D Preferred Stock to be redeemed if the Net Proceeds and legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D-1 Preferred Stock and Series D Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; third, a pro rata portion of each holder’s shares of Series C Preferred Stock, to the fullest extent of such Net Proceeds or such legally available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock to be redeemed if the Net Proceeds and legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series C Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; fourth, a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of the remaining amount of such Net Proceeds or such legally available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock to be redeemed if the remaining amount of such Net Proceeds and legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; and fifth, a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of the remaining amount of such Net Proceeds or such legally available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock to be redeemed if the remaining amount of such Net Proceeds and legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.2 through 6.4 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability,

(i) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.3.4 Contingent Payments. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the applicable agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of a majority of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Preferred Stock Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 60% of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any of the preferences, rights or privileges of the Preferred Stock;

(b) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (except, with respect to any amendment of the bylaws, if such amendment (i) does not alter or change any of the powers, preferences or other rights or privileges, or restrictions, of any of the Preferred Stock or otherwise adversely affect the holders of any of the Preferred Stock or the Common Stock and (ii) is approved by the Board of Directors, including the approval of a majority of the Preferred Directors);

(c) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at or below their original purchase price;

(d) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption or having any preference in excess of the purchase price thereof;

(e) effect a change of control, liquidation, dissolution or winding-up, merger, reincorporation, recapitalization, or sale, exclusive license or other transfer of a substantial part of the Corporation’s assets other than in the ordinary course of business or effect any other Deemed Liquidation Event or consent to any of the foregoing;

(f) effect any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

(g) increase or decrease the size of Board of Directors from seven (7) members;

(h) incur any indebtedness for borrowed money, which individually or in the aggregate, exceeds $500,000;

(i) effect any transfer or other conveyance of assets of the corporation other than in the ordinary course of business if the value of such transfer or conveyance, either individually or in the aggregate, would exceed $500,000; or

(j) create a new plan or a new arrangement for the grant of stock options or the issuance of restricted stock or increase the number of shares available under any such plan or arrangement.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of the Series A Preferred Stock, the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion, (iv) in the case of the Series D Preferred Stock, the Series D Original Issue Price by the Series D Conversion Price (as defined below), and (v) in the case of the Series D-1 Preferred Stock, the Series D-1 Original Issue Price by the Series D-1 Conversion Price (as defined below). The “Series A Conversion Price” shall initially be equal to $1.00. The “Series B Conversion Price” shall initially be $1.842. The “Series C Conversion Price” shall initially be $2.05. The “Series D Conversion Price” shall initially be equal to $2.46. The “Series D-1 Conversion Price” shall initially be equal to $3.00. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price, and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price,

Series D Conversion Price or Series D-1 Conversion Price, as the case may be, below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1, as the case may be, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall be made for any declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be, surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Prices for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series D-1 Original Issue Date” shall mean the date on which the first share of Series D-1 Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation on or after the Series D-1 Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 below;

(iii)	up to 5,539,417 shares of Common Stock or Options (which number includes shares of Common Stock already issued and shares underlying Options already issued pursuant to any such plan) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including the approval of a majority of the Preferred Directors, if any;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including the approval of a majority of the Preferred Directors, if any; or

(vi)	securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity approved by the Board of Directors, including the approval of a majority of the Preferred Directors, if any.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as applicable, agreeing that no such adjustment to the conversion price of such series shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price pursuant to the terms of Subsection 4.4.4 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.

Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price to an amount which exceeds the lower of (i) the such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, pursuant to the terms of Subsection 4.4.4 below (either because the consideration per share (determined pursuant to Subsection 4.4.5 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, then in effect, or because such Option or Convertible Security was issued before the Series D-1 Original Issue Date), are revised after the Series D-1 Original Issue Date, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price pursuant to the terms of Subsection 4.4.4 below, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price, in the case of the Series A Preferred Stock, the Series B Conversion Price, in the case of the Series B Preferred Stock, the Series C Conversion Price, in the case of the Series C Preferred Stock, the Series D Conversion Price, in the case of the Series D Preferred Stock, or the Series D-1 Conversion Price, in the case of the Series D-1 Preferred Stock, in effect immediately prior to such issue, then the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and/or Series D-1 Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price pursuant to the terms of Subsection 4.4.4 above then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series D-1 Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price of at least $12.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), resulting in at least Thirty Million Dollars ($30,000,000) of proceeds to the Corporation (collectively, a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 60% of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Subsection 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock.

5.3 Effect of Mandatory Conversion. All shares of Preferred Stock shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

6.1 Redemption. All of the Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to (i) the Series A Original Issue Price per share, in the case of the Series A Preferred Stock, (ii) the Series B Original Issue Price, in the case of the Series B Preferred Stock, (iii) in the case of the Series C Preferred Stock, the Series C Original Issue Price, (iv) in the case of the Series D Preferred Stock, the Series D Original Issue Price and (v) in the case of the Series D-1 Preferred Stock, the Series D-1 Original Issue Price, plus in each case, any dividends declared but unpaid thereon (collectively, the “Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the Series D-1 Original Issue Date from the holders of at least 60% of the then outstanding shares of Preferred Stock, of written notice requesting redemption of all shares of Preferred Stock (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, as the case may be, outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, then the Corporation shall redeem first, a pro rata portion of each holder’s redeemable shares of Series D-1 Preferred Stock sufficient to return the Primary Series D-1 Liquidation Amount to the fullest extent of the funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series D-1 Preferred Stock to be redeemed if the funds legally available therefor were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D-1 Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, until all shares of Series D-1 Preferred Stock to have been redeemed as of such Redemption Date shall have been redeemed in full, and second, a pro rata portion of each holder’s redeemable shares of Series D-1 Preferred Stock and Series D Preferred Stock sufficient to return the Series D Cumulative Liquidation Amount to the fullest extent of the funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series D Preferred Stock to be redeemed if the funds legally available therefor were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, until all shares of Series D Preferred Stock to have been redeemed as of such Redemption Date shall have been redeemed in full, and third, a pro rata portion of each holder’s redeemable shares of Series C Preferred Stock to the fullest extent of the funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock to be redeemed if the funds legally available therefor were sufficient to redeem all such shares, and shall redeem the remaining shares of Series C Preferred

Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, until all shares of Series C Preferred Stock to have been redeemed as of such Redemption Date shall have been redeemed in full, and fourth, a pro rata portion of each holder’s redeemable shares of Series B Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series B Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, until all shares of Series B Preferred Stock to have been redeemed as of such Redemption Date shall have been redeemed in full, and fifth, a pro rata portion of each holder’s redeemable shares of Series A Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2 Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Preferred Stock not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the applicable Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Any of the rights of the holders of Preferred Stock, taken together, set forth herein may be modified, altered or waived by the affirmative consent or vote of the holders of at least 60% of the then outstanding shares of Preferred Stock consenting or voting (as the case may be) together as a single class, provided such modification, alteration or waiver by its terms is equally applicable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock. Any of the rights of only the holders of Series A Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock) by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of only the holders of Series B Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock) by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights of only the holders of Series C Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock) by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding. Any of the rights of only the holders of Series D Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D-1 Preferred Stock) by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding. Any of the rights of only the holders of Series D-1 Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) by the affirmative consent or vote of the holders of at least a majority of the shares of Series D-1 Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation, subject to the right of the stockholders set forth herein, including, without limitation, the right of the stockholders entitled to vote with respect thereto to alter and repeal the by-laws made by the Board of Directors.

B. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

SEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

EIGHTH. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

NINTH. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Tenth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 31st day of May, 2013.

By:	/s/ Amarpreet Sawhney
President

CERTIFICATE OF AMENDMENT

OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCULAR THERAPEUTIX, INC.

Ocular Therapeutix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies on this 14th day of April, 2014 that:

1. The Board of Directors of the Corporation duly adopted the following resolution in accordance with the provisions of the General Corporation Law of the State of Delaware, Section 141 and Section 242:

RESOLVED,	that the Board of Directors hereby declares it advisable and in the best interests of the Corporation that the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read as follows, and that the first paragraph of Section B of Article Fourth be amended to read as follows, the remainder of Article FOURTH shall remain the same:

“FOURTH. The total number of shares of all classes of stock which this Corporation shall have authority to issue is: (i) 47,500,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 34,229,025 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

“B. PREFERRED STOCK

1,172,836 shares of the authorized Preferred Stock are hereby designated “Series A Preferred Stock”, 3,306,189 shares of the authorized Preferred Stock are hereby designated “Series B Preferred Stock”, 10,500,000 shares of the authorized Preferred Stock are hereby designated “Series C Preferred Stock”, 16,000,000 shares of the authorized Preferred Stock are hereby designated “Series D Preferred Stock”, 3,250,000 shares of the authorized Preferred Stock are hereby designated “Series D-1 Preferred Stock”, with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock are collectively referred to as the “Preferred Stock”. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

2. This amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the holders of a majority of the issued and outstanding shares of the Corporation’s Common Stock, and outstanding shares of the Corporation’s Preferred Stock in accordance with the provisions of General Corporation Law of the State of Delaware, Section 242, such holders being all of the holders of the Corporation’s capital stock entitled to vote thereon.

IN WITNESS WHEREOF, this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation has been executed by Amarpreet Sawhney, the President of the Corporation as of the date first written above.

OCULAR THERAPEUTIX, INC.

By:	/s/ Amarpreet Sawhney
Amarpreet Sawhney, President

CERTIFICATE OF AMENDMENT TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCULAR THERAPEUTIX, Inc.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Ocular Therapeutix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH. That, upon the filing of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-2.64 reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), shall become effective, pursuant to which each 2.64 shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is (i) 47,500,000 shares of Common Stock and (ii) 34,229,025 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

RESOLVED:	That Section 5.1 of Part B of ARTICLE FOURTH of the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“5.1 Trigger Events. Upon either (a) the closing of Qualified IPO, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 60% of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation. “Qualified IPO” shall mean either (a) the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price of at least $5.50 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), resulting in at least Thirty Million Dollars ($30,000,000) of gross proceeds to the Corporation, before deducting underwriting discounts and commissions and other offering expenses or (b) any other underwritten public offering of shares of Common Stock deemed to be a Qualified IPO by the vote or written consent of the holders of at least 60% of the then-outstanding shares of Preferred Stock.”

***

2. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

3. That this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 10th day of July, 2014.

OCULAR THERAPEUTIX, INC.

By:	/s/ Amarpreet Sawhney
Amarpreet Sawhney
President and Chief Executive Officer